SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Patents Professional, Inc. (A Development Stage Company) of our report dated September 24, 2009 on our audit of the financial statements of Patents Professional Inc. as of March 31, 2009 and December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2009, for the period from inception on December 17, 2008 through December 31, 2008, and from inception on December 17, 2008 through March 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

January 22, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351